JOINT FILING AGREEMENT

The undersigned hereby agree, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of parties to the joint schedule, in respect of common stock, par value $0.001 per share, of Global Arena Holding, Inc..

Executed on this 10th day of May, 2013.

GCA VENTURES, LLC

By:	/s/ George C. Dolatly
Name: George C. Dolatly
Its: Chief Executive Officer

/s/ Daniel D. Rubino

Daniel D. Rubino

PELHAM DR LLC

By:	/s/ Daniel D. Rubino
Name: Daniel D. Rubino
Its: Managing Member

/s/ George C. Dolatly

George C. Dolatly

/s/ Robert M. Pickus

Robert M. Pickus